Exhibit 10.1

AVON PRODUCTS, INC.

2008-2012

EXECUTIVE INCENTIVE PLAN

I.	INTRODUCTION

1.1. Purpose. The purpose of this Plan is to recruit and retain highly qualified executives and other employees, to provide incentives to such individuals to attain the goals of Avon Products, Inc. (the “Company”) and its Affiliates (as defined below) and to provide incentive compensation based on the performance of the Company in order to enhance shareholder value. The Plan is designed to ensure that awards payable hereunder are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”).

1.2. Description. This Plan is the means by which the Committee shall determine and implement incentive awards for participating employees hereunder.

1.3. Term. This Plan shall be effective as of January 1, 2008 and shall provide for awards that may be granted through and including the 2012 fiscal year of the Company, unless earlier terminated pursuant to Section 7.1.

II.	DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

“Annual Incentive Award” means the award payable with respect to a fiscal year of the Company determined in accordance with Article V hereof.

“Award” means an Annual Incentive Award or Long-Term Incentive Award under the Plan, whether in the form of cash, stock, restricted stock, stock units or other forms of stock-based awards, or any combination thereof, provided that any such stock-based awards shall be issued pursuant to and be subject to the terms and conditions of the Stock Plan.

“Base Compensation” means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company, exclusive of bonus, commission, fringe benefits, employee benefits, expense allowances and other nonrecurring forms of remuneration.

“Board” means the Board of Directors of the Company.

“Cause” means:

(a) the failure or refusal by the Participant to perform his or her normal duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Participant by the Company, which demand identifies the manner in which the Company believes that the Participant has not performed such duties;

(b) the engaging by the Participant in willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise; or

(c) the conviction of the Participant of, or the entering of a plea of guilty or nolo contendere by the Participant with respect to, a felony;

provided, however, that if a Participant is party to an employment agreement with the Company, “Cause” shall have the meaning set forth in such agreement.

“Change in Control” means any of the following:

(a) any one person or more than one person acting as a group acquires ownership of shares of the Company that, together with the shares of the Company held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under this clause (a) or clause (b) of this definition. An increase in the percentage of shares of the Company owned by any one person or persons acting as a group as a result of a transaction in which the Company acquires its own shares in exchange for property will be treated as an acquisition of shares of the Company by such person or persons for purposes of this clause (a);

(b) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Company having 30% or more of the total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group so acquires 30% or more of the total voting power of the shares of the Company, the acquisition of additional control of the Company by the same person or persons shall not constitute a Change in Control under clause (a) or (b) of this definition;

(c) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors prior to the date of such appointment or election; or

(d) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to (i) a shareholder of the Company immediately before the asset transfer in exchange for or with respect to shares of the Company, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person or more than one person acting as a group that owns, directly or indirectly, shares of the Company having 50% or more of the total value or total voting power of all outstanding shares of the Company or (iv) an entity, at least 50% of the total value or voting power of which is owned by a person or persons described in clause (iii) above; and provided, further, that for purposes of clauses (i), (ii), (iii) and (iv) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this clause (d), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent of the Company that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Section 409A of the Code. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

“Committee” means the Compensation Committee of the Board, which shall consist of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

“DCP” means the Avon Products, Inc. Deferred Compensation Plan, as in effect and as amended from time to time.

“Long-Term Incentive Award” means the award payable to a participant with respect to a Long-Term Performance Period as determined pursuant to Article VI.

“Long-Term Performance Period” means a period specified by the Committee during which specified Performance Measure(s) must be attained in order for the Long-Term Incentive Award to be payable for that period. A Long-Term Performance Period shall be expressed in two or more fiscal years of the Company, as established by the Committee during the first 90 days of the Long-Term Performance Period. Performance periods may be concurrent or consecutive.

“Participant” means an employee of the Company who is selected to participate in the Plan by the Committee pursuant to Article IV hereof.

“Performance Measures” means the criteria established by the Committee, on a consolidated basis, on the basis of a business unit or geographically based unit or relative to one or more peer group companies or indices, which can be expressed either in terms of specified levels of, rates of change or relative changes in, one or more of the following measures: (a) share price; (b) earnings per share; (c) return to shareholders (including dividends); (d) return on equity; (e) revenues; (f) sales; (g) sales by category or brand; (h) sales representative growth; (i) unit growth; (j) customer growth; (k) sales representative productivity; (l) EBITDA or EBIT; (m) operating income or operating profit; (n) net income; (o) gross margin; (p) operating margin; (q) return on capital or return on invested capital; (r) economic value added; (s) economic profit; (t) cash flows; (u) cash flow from operations; (v) market share; (w) inventory levels; (x) inventory days outstanding; (y) order fill rate; (z) size of line in total or by category or type; (aa) consumer and strategic investments; (bb) advertising, brand and product innovation; (cc) research and development; (dd) costs; (ee) capital expenditures; (ff) working capital; (gg) net fixed assets; (hh) accounts receivable; (ii) days sales outstanding; or (jj) period overhead.

The preceding criteria shall be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to adjustments as may be specified by the Committee within the first 90 days of the applicable performance period for (i) discontinued operations, categories, or segments; (ii) acquisitions and mergers; (iii) divestitures; (iv) cumulative effect of changes in accounting rules and methods; (v) material impairment or disposal losses; (vi) restructuring costs; (vii) pension expense or contribution in excess of operating budget; (viii) business losses from economic, political and legal changes; (ix) retained and uninsured losses from natural catastrophe; (x) extraordinary items; (xi) currency fluctuations or (xii) other unusual or nonrecurring events (the “Performance Measure Adjustments”).

“Plan” means this Avon Products, Inc. 2008-2012 Executive Incentive Plan, as in effect and as amended from time to time.

“Stock Plan” means the Company’s Year 2005 Stock Incentive Plan (or any successor stock incentive plan approved by the shareholders of the Company), as in effect and as amended from time to time.

III.	ADMINISTRATION

The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time to time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board or the Committee, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

IV.	PARTICIPATION

The Chief Executive Officer and each other employee of the Company who is at or above the level of Senior Vice President or who is considered a Section 16 person for purposes of the Securities Exchange Act of 1934, as amended, and who the Committee selects for participation in the Plan, shall be eligible to receive Awards under the Plan.

V.	ANNUAL INCENTIVE PROGRAM

5.1. Establishment of Performance Measures, Etc. Within the first ninety (90) days of each fiscal year of the Company, the Committee shall establish the terms and conditions for the payment of Annual Incentive Awards under the Plan, including, without limitation, (i) the eligible Participants under the Plan, (ii) the Performance Measure(s), including any Performance Measure Adjustments; and (iii) the formula for calculating the amount of such Awards (e.g., the specified level of the Performance Measure(s) and the percentage of each Participant’s Base Compensation that is payable at each such specified level). Performance Measures may differ from Participant to Participant and from Award to Award.

5.2. Determination of Annual Incentive Award. The Annual Incentive Award for each Participant shall be determined by applying the formula approved by the Committee pursuant to Section 5.1. The Committee may reduce, but not increase, the Annual Incentive Award payable to a Participant in the Committee’s sole discretion and to take into account any factors as the Committee deems appropriate, including the individual performance of a Participant. In no event shall the amount of the Annual Incentive Award payable to any Participant attributable to a fiscal year exceed $6,000,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).

5.3. Certification of Achievement of Performance Measures. The Committee shall certify in writing the level of achievement of the Performance Measure(s) as soon as practicable after the end of the fiscal year for which the determination is being made and prior to the payment of any Annual Incentive Award.

5.4. Payment of Annual Incentive Award.

(a) As soon as practicable after the expiration of each fiscal year of the Company, but no later than the end of the following fiscal year, Participants who remained actively employed until the last day of the fiscal year shall receive the Annual Incentive Award determined in accordance with this Article V, except as otherwise provided in this Section below.

(b) A Participant who is involuntarily terminated by the Company or an Affiliate without Cause on or after August 1st of the fiscal year or dies, becomes permanently disabled, or retires during the fiscal year (pursuant to the terms of the Company’s defined benefit pension plan or, for foreign nationals, under the foreign national’s pension plan or pursuant to the terms of the applicable national retirement program) shall be entitled to a prorated Annual Incentive Award for such fiscal year to be paid during the following fiscal year, provided that the performance goal(s) have been satisfied in accordance with this Article V. A Participant who is involuntarily terminated for Cause prior to the payment of the Annual Incentive Award hereunder shall forfeit such Award.

(c) A Participant may elect to defer into the DCP the payment of all or a portion of his or her Annual Incentive Award otherwise payable under this Section 5.4. An election to defer any Annual Incentive Award shall be made in accordance with the DCP and Section 409A of the Code. All deferred awards shall be subject to the terms and conditions of the DCP and Section 409A of the Code, including, without limitation, limitations on receiving payments from the DCP.

VI.	LONG-TERM INCENTIVE PROGRAM

6.1. Establishment of Performance Measures, Etc. Within the first ninety (90) days of the Long-Term Performance Period, the Committee shall establish the terms and conditions for the payment of Long-Term Incentive Awards under the Plan, including, without limitation, (i) the eligible Participants under the Plan, (ii) the Performance Measure(s), including any Performance Measure Adjustments, (iii) the duration of the Long-Term Performance Period, (iv) the formula for calculating the amount of such Awards (e.g., the specified level of the Performance Measure(s) and the percentage of each Participant’s Base Compensation that is payable at each such specified level), (v) the extent to which a Participant shall have the right to receive an Award following termination of a Participant’s employment with the Company or upon retirement, death or disability, and (vi) the formula for calculating the amount of such Awards that may be payable in connection with a Change in Control. Performance Measures may differ from Participant to Participant and from Award to Award.

6.2. Determination of Long-Term Incentive Award. The Long-Term Incentive Award for each Participant shall be determined by applying the formula approved by the Committee pursuant to Section 6.1. The Committee may reduce, but not increase, the Long-Term Incentive Award payable to a Participant in the Committee’s sole discretion and to take into account any factors as the Committee deems appropriate, including the individual performance of a Participant. In no event shall the amount of the Long-Term Incentive Award payable to any Participant attributable to a Long-Term Performance Period exceed $19,000,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).

6.3. Certification of Achievement of Performance Measures. The Committee shall certify in writing the level of achievement of the Performance Measure(s) as soon as practicable after the end of the Long-Term Performance Period for which the determination is being made and prior to the payment of any Long-Term Incentive Award.

6.4. Payment of Long-Term Incentive Award.

(a) During the fiscal year following the end of each Long-Term Performance Period, Participants who remained actively employed until the last day of the Long-Term Performance Period shall receive the Long-Term Incentive Award determined in accordance with this Article VI, except as otherwise provided in this Section below.

(b) Upon a Participant’s termination of employment with the Company or upon retirement, death or disability, such Participant may be entitled to receive a prorated Long-Term Incentive Award for such Long-Term Performance Period as specified by the Committee pursuant to Section 6.1(v) above, payable in the fiscal year following the end of the Long-Term Performance Period, provided that the performance goal(s) have been satisfied in accordance with this Article VI.

(c) A Participant may elect to defer into the DCP the payment of all or a portion of his or her Long-Term Incentive Award otherwise payable under Subsections (a) and (b) of this Section. An election to defer any Long-Term Incentive Award shall be made in accordance with the DCP and Section 409A of the Code. All deferred awards shall be subject to the terms and conditions of the DCP and Section 409A of the Code, including, without limitation, limitations on receiving payments from the DCP.

(d) In the event of a Change in Control during the first half of a Long-Term Performance Period, each outstanding Long-Term Incentive Award shall be calculated as if the Performance Measures had been achieved at target, but prorated, as specified by the Committee pursuant to Section 6.1(vi) above. In the event of a Change in Control on or after the first half of a Long-Term Performance Period, each outstanding Long-Term Incentive Award shall be calculated as if the Performance Measures had been achieved at target, without proration, but paid in such amount as specified by the Committee pursuant to Section 6.1(vi) above. The Awards paid pursuant to this subsection (d) shall be paid promptly but not later than 90 days following the Change in Control.

VII.	GENERAL PROVISIONS

7.1. Amendment and Termination.

(a) The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant to any Award which has been certified by the Committee pursuant to Section 5.3 or Section 6.3. To the extent necessary or advisable under applicable law, including Section 162(m) of the Code, Plan amendments shall be subject to shareholder approval. All determinations concerning the interpretation and application of this Section 7.1 shall be made by the Committee.

(b) In the case of Participants employed outside the United States, the Company or its Affiliates may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

7.2. Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Plan, such payments shall be made to the Participant’s estate.

7.3. Rights Unsecured. The right of any Participant to receive an Award under the Plan shall constitute an unsecured claim against the general assets of the Company.

7.4. Withholding Taxes. The Company shall have the right to deduct from the payment of each Award any federal, state and local taxes required by such laws to be withheld with respect to any payment under the Plan.

7.5. Miscellaneous.

(a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

(b) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c) Nonalienation of Benefits. Except as expressly provided herein, no Participant or his or her beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his or her beneficiaries, heirs, executors, administrators or successors in interest.

(d) Section 162(m) and Section 409A of the Code. To the extent that any Award under this Plan is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code or is subject to Section 409A of the Code, any provision, application or interpretation of the Plan that is inconsistent with such Sections shall be disregarded with respect to such Award, as applicable.

(e) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(f) Stock Subject to the Plan. Awards that are made in the form of stock, restricted stock, stock units or other forms of stock-based awards shall be made from the aggregate number of shares authorized to be issued under the terms of the Stock Plan.

(g) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

7.6. Shareholder Approval. This Plan shall be conditioned on the receipt of approval of the Company’s shareholders at the annual meeting of the shareholders held in 2008. In the event that such approval is not obtained, this Plan and all awards under the Plan shall be null and void ab initio and of no force and effect.

AVON PRODUCTS, INC.

Dated:	March 6, 2008	By:	/s/ Andrea Jung
		Title:	Chairman and CEO
Attest:	Kim K. Azzarelli
Title:	Vice President, Associate GC and Corporate Secretary